Exhibit 99.1

Hewitt Associates, Inc. 100 Half Day Road Lincolnshire, IL 60069 Tel (847) 295-5000 Fax (847) 295-7634 www.hewitt.com	For Immediate Release November 10, 2006
	Contact:	Investors: Genny Pennise (847) 442-6793, genny.pennise@hewitt.com
Media: Kelly Zitlow (847) 442-7664, kelly.zitlow@hewitt.com
Argentina
Australia
Austria

Belgium

Brazil

Canada

Channel Islands

Chile

China

Czech Republic

France

Germany

Greece

Hong Kong

Hungary

India

Ireland

Italy

Japan

Malaysia

Mauritius

Mexico

Netherlands

Philippines

Poland

Puerto Rico

Singapore

South Africa

South Korea

Spain

Sweden

Switzerland

Thailand

United Kingdom

United States

Venezuela

Hewitt Associates Reports 2006 Fourth Quarter and Full Year Results

LINCOLNSHIRE, Ill. - Hewitt Associates, Inc. (NYSE: HEW), a global human resources services company, today reported results for its fourth quarter and fiscal year ended September 30, 2006.

•      Reported net revenues (revenues before reimbursements) declined 1% and 2% in the fourth quarter and 2006 fiscal year, respectively, including the respective planned impact of a $43 million and $129 million decline in third-party supplier revenues.

•      Reported net income in the quarter was $23.0 million, compared with $40.5 million in the prior-year quarter; the net loss for the year was $115.9 million, including $264 million of charges related to the HR BPO business, compared with net income of $134.7 million in fiscal 2005.

•      Free cash flow increased to $251 million in fiscal 2006 compared with $161 million in the prior year.

“Fiscal 2006 was a challenging year for our Company on many fronts,” said Russell P. Fradin, chairman and chief executive officer. “Despite solid performance in Benefits Outsourcing and Consulting, we significantly under-delivered on our financial objectives for the year, reflecting deterioration in the expected profitability of some of our HR BPO contracts. Looking ahead, we’re refocusing on the areas that will drive greater value and more consistent, predictable results. Our attention in the near-term will be on accelerating the growth of the Benefits Outsourcing and Consulting businesses, and redefining our approach to the HR BPO business,” he added.

“After long-admiring Hewitt for its leadership and innovation in human resources, I’m pleased to lead the team that will build on the strong foundation in place and drive the changes that are necessary to realize the tremendous potential that we have in 2007 and beyond.”

Reported Results

Fourth Quarter 2006

•      Net revenues declined 1%, to $713.3 million, from $719.0 million in the comparable prior-year quarter. The current quarter was impacted by a planned $43 million decline in third-party supplier revenues, and the net favorable effects of foreign currency

Hewitt Associates

translation of $6 million. Acquisitions, net of dispositions, contributed $1 million of revenue in the quarter. After adjusting for these items, net revenues increased 5%.

•	Reported total Company operating income for the fourth quarter decreased 37%, to $42.4 million, and reported operating margin was 5.9%, compared to 9.4% in the prior-year quarter.

•	Reported net income for the fourth quarter was $23.0 million, or $0.21 per diluted share, compared with $40.5 million, or $0.37 per diluted share in the prior-year quarter.

Reported results in the fourth quarter reflect higher performance-based compensation as compared to the prior-year quarter of $34 million.

Fiscal 2006

•	In fiscal 2006, net revenues declined 2%, to $2.79 billion, compared with $2.83 billion in fiscal 2005. The results were impacted by a planned $129 million decline in third-party supplier revenues, the effects of acquisitions, net of dispositions, of approximately $8 million, and the net unfavorable effect of foreign currency translation of $5 million. After adjusting for these items, net revenues increased 3%.

•	The reported operating loss for fiscal 2006 was $64.1 million, compared with operating income of $234.3 million in fiscal 2005.

•	The net loss for fiscal 2006 was $115.9 million, or $1.08 diluted loss per share, compared with net income of $134.7 million, or $1.19 per diluted share in the prior year.

Reported results in fiscal 2006 include the following significant items:

Pretax non-cash charges of $264 million related to the Company’s HR BPO business, comprised of $172 million of previously disclosed goodwill impairment, $73 million of aggregate contract loss provisions reflecting the Company’s revised profitability expectations for several existing contracts, $10 million related to the first quarter termination of an HR BPO contract, and $9 million of asset impairments.

Higher performance-based compensation as compared to the prior year of $79 million, and higher stock-based compensation of $27 million, reflecting expense for stock options and restricted stock.

Severance-related expense of $7 million related to selected staffing reductions completed early in the year.

Finally, reported earnings for the year also include a pretax non-operating gain of $7 million related to the contribution of the Company’s retirement and financial management business within Germany to a German actuarial business in exchange for an increased investment in that actuarial business.

Hewitt Associates

The prior year included a non-cash pretax charge for the impairment of customer relationship intangible assets of approximately $10 million resulting from the termination of two HR BPO contracts, and severance-related expense of $9 million primarily related to the realignment of the Company’s client development group.

Core Earnings

Core earnings, a non-GAAP financial measure, consist of reported results, excluding pretax charges of $5 million in the 2005 fourth quarter, and $9 million and $17 million in the 2006 and 2005 fiscal years, respectively, related to the amortization of the now fully-vested one-time, IPO-related grant of restricted stock to employees. Core earnings per share include the shares issued in the IPO-related grant as if they had been outstanding from the beginning of fiscal 2002.

•	Core earnings for the fourth quarter declined 47%, to $23.3 million, $0.21 per diluted share, from $43.6 million, $0.40 per diluted share in the prior-year quarter.

•	The core net loss for fiscal 2006 was $109.6 million, $1.01 diluted loss per share, compared with income of $145.3 million, $1.28 per diluted share, in fiscal 2005.

Business Segment Results

As disclosed in the first quarter of fiscal 2006, the Company changed how revenues and income are reported within each business segment as a result of an internal reorganization. The prior-year segment results have been presented on an adjusted basis to assist in the comparability of current-period results.

Outsourcing

Fourth Quarter 2006

•	Outsourcing segment revenues declined 2% in the fourth quarter, to $504.5 million, from $517.2 million in the prior-year quarter. Adjusting for the planned significant decline in third-party supplier revenues of $43 million, and the favorable effects of acquisitions and foreign currency translation of approximately $2 million each, Outsourcing revenues increased 6%.

•	Outsourcing segment income decreased 13% in the fourth quarter, to $45.1 million, compared with $52.0 million in the prior-year fourth quarter. Outsourcing segment margin was 8.9%, compared with 10.0% in the prior-year quarter. The decline was primarily due to higher performance-based compensation as compared to the prior-year quarter of $17 million, and continued investment in new HR BPO clients. The decrease was partially offset by a decline in marginally profitable third-party supplier revenues.

Hewitt Associates

Fiscal 2006

•	Outsourcing segment revenues declined 3% in fiscal 2006, to $1.98 billion, from $2.05 billion in the prior year. Adjusting for the planned significant decline in third-party supplier revenues of $129 million, and the favorable effects of acquisitions of approximately $11 million, Outsourcing revenues increased 3%. The growth was driven primarily by increased services to existing HR BPO clients, organic growth of existing benefits outsourcing clients, and one-time project work in benefits outsourcing. The increase was partially offset by a decrease in direct revenues resulting from a prior-year contract termination.

•	The Outsourcing segment loss was $77.9 million in fiscal 2006, compared with income of $177.0 million in the prior year. The decline was principally driven by $264 million of non-cash pretax charges related to the Company’s HR BPO business as detailed above, higher performance-based compensation as compared to the prior-year of $39 million, higher stock-based compensation expense of $11 million, and severance expense related to selected staffing reductions of $7 million. Excluding these items, Outsourcing margins increased primarily due to higher benefits margins resulting from increased efficiencies driven by global sourcing and other cost management efforts and an increase in profitable one-time project work, as well as a significant reduction in marginally profitable third-party supplier revenues. The increase was partially offset by continued investment in new HR BPO clients. In addition, the prior year included a non-cash pretax charge for the impairment of customer relationship intangible assets of approximately $10 million resulting from the termination of two HR BPO contracts.

As of September 30, 2006, the Company was live with 18.9 million end-user benefits participants and approximately 739,000 client employees with HR BPO services.

Consulting

Fourth Quarter 2006

•	Consulting segment revenues increased 5% in the fourth quarter, to $220.1 million, from $208.9 million in the prior-year quarter. Adjusting for the favorable effects of foreign currency translation of approximately $4 million, and the net effects of dispositions of approximately $1 million, Consulting revenues increased 4% over the prior-year quarter.

•	Consulting segment income decreased 31% in the fourth quarter, to $33.5 million, compared with $48.5 million in the prior-year quarter. Consulting segment margin was 15.2% in the fourth quarter, compared with 23.2% in the prior-year quarter. The decrease was primarily due to higher performance-based compensation versus the prior-year quarter of $13 million, and higher stock-based compensation expense of $2 million.

Hewitt Associates

Fiscal 2006

•	Consulting segment revenues increased 5% in fiscal 2006, to $842.6 million, from $802.8 million in the prior year. Adjusting for the net unfavorable effects of foreign currency translation of $5 million, and the net effects of dispositions of $3 million, Consulting revenues increased 6%. The growth was primarily driven by increased demand for the Company’s actuarial consulting services, particularly in Europe, and talent-related and communications consulting services.

•	Consulting segment income decreased 17% in fiscal 2006, to $162.3 million, compared with $196.4 million in the prior year. Consulting segment margin was 19.3% in fiscal 2006, compared with 24.5% in fiscal 2005. The decrease was primarily due to higher performance-based compensation versus the prior year of $39 million, and higher stock-based compensation expense of $17 million. This decrease was partially offset by higher revenues in the current year.

Unallocated Shared Services Costs

Reported unallocated shared services costs were $35.7 million, 5.0% of revenues, in the fourth quarter, compared with $28.1 million, 3.9% of revenues, in the prior-year quarter. For the full year, reported unallocated shared services costs were $139.0 million, 5.0% of revenues, compared with $121.8 million, 4.3% of revenues, in the prior year. The increase was primarily a result of senior management transition costs, as well as higher compensation expenses in the current year.

Cash Flow and Investments

Reported cash flow from operations increased to $381.0 million in fiscal 2006, from $338.3 million in fiscal 2005. Free cash flow, defined as cash flow from operations less investments (capital expenditures and capitalized software costs), increased to $251.1 million, from $161.0 million in the prior year. The increase in free cash flow was driven primarily by lower performance-based compensation paid in the current year for fiscal 2005 performance, as compared to the prior-year payment for fiscal 2004 performance, and lower capital expenditures.

Conference Call

At 7:30 a.m. (CT) today, management will host a conference call with investors to discuss fiscal 2006 results. The live presentation is accessible through the Investor Relations section of Hewitt’s Web site at www.hewitt.com. The Webcast will be archived on the site for approximately one month. During the call, management will discuss “core earnings,” a non-GAAP financial measure. A full reconciliation of core earnings to GAAP earnings is included in this press release and posted on the Company’s Web site. This release will be under the Investor Relations section of www.hewitt.com.

About Hewitt Associates

With more than 60 years of experience, Hewitt Associates (NYSE: HEW) is the world’s foremost provider of human resources outsourcing and consulting services. The company consults with more than 2,400 companies and administers human resources, health care, payroll and retirement programs on behalf of more than 350 companies to millions of employees and retirees worldwide. Located in 35 countries, Hewitt employs approximately 22,000 associates. For more information, please visit www.hewitt.com.

Hewitt Associates

Forward-Looking Information

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of the Company’s most recent annual report on form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov). Hewitt disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or any other reason.

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Hewitt Associates

HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except for share and per-share amounts)

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2006	2005	% Change	2006	2005	% Change
Revenues:
Revenues before reimbursements (net revenues)	$713,348	$719,015	(0.8)%	$2,788,722	$2,831,507	(1.5)%
Reimbursements	14,258	14,952	(4.6)%	68,439	58,143	17.7%

Total revenues	727,606	733,967	(0.9)%	2,857,161	2,889,650	(1.1)%

Operating expenses:
Compensation and related expenses, excluding initial public offering restricted stock awards	461,524	391,761	17.8%	1,790,346	1,628,949	9.9%
Goodwill and asset impairment	(1,356)	46	n/m	255,873	9,615	n/m
Initial public offering restricted stock awards	492	4,630	(89.4)%	9,397	17,355	(45.9)%
Reimbursable expenses	14,258	14,952	(4.6)%	68,439	58,143	17.7%
Other operating expenses	166,316	212,778	(21.8)%	642,609	781,138	(17.7)%
Selling, general and administrative expenses	43,941	42,116	4.3%	154,564	160,175	(3.5)%

Total operating expenses	685,175	666,283	2.8%	2,921,228	2,655,375	10.0%

Operating (loss) income	42,431	67,684	(37.3)%	(64,067)	234,275	n/m

Other income (expense), net	1,138	(4,030)	n/m	4,497	(13,760)	n/m

(Loss) income before income taxes	43,569	63,654	(31.6)%	(59,570)	220,515	n/m
Provision for income taxes	20,574	23,113	(11.0)%	56,368	85,783	(34.3)%

Net (loss) income	$22,995	$40,541	(43.3)%	$(115,938)	$134,732	n/m

(Loss) earnings per share:
Basic	$0.21	$0.38		$(1.08)	$1.21
Diluted	$0.21	$0.37		$(1.08)	$1.19
Weighted average shares:
Basic	108,845,674	106,811,793		107,642,383	111,340,261
Diluted	109,864,304	110,106,500		107,642,383	113,105,722

Hewitt Associates

HEWITT ASSOCIATES, INC.

CORE EARNINGS AND CORE EARNINGS PER SHARE

(Unaudited)

(Dollars in thousands, except for share and per-share amounts)

Core Earnings and Core Earnings Per Share – a non-GAAP financial measure

The Company reported net income of $23 million and diluted earnings per share of $0.21 and a net loss of $116 million and a diluted loss per share of $1.08 for the three and twelve months ended September 30, 2006, respectively, in accordance with accounting principles generally accepted in the United States of America. In assessing operating performance, the Company also reviews its results once all non-recurring or offering-related adjustments made in connection with the Company’s initial public offering have been removed. We call this measure of earnings “core earnings,” a non-GAAP financial measure. We believe this measure provides a better understanding of our underlying operating performance. For the three and twelve months ended September 30, 2006 and 2005, our core earnings and core EPS were:

Core Earnings and Core Earnings Per Share	Three Months Ended September 30,			Twelve Months Ended September 30,
	2006	2005	% Change	2006	2005	% Change
Operating (loss) income as reported	$42,431	$67,684	(37.3)%	$(64,067)	$234,275	n/m
Add back amortization of one-time initial public offering restricted stock awards	492	4,630	(89.4)%	9,397	17,355	(45.9)%

Core operating (loss) income	42,923	72,314	(40.6)%	(54,670)	251,630	n/m
Other income (expenses), net as reported	1,138	(4,030)	n/m	4,497	(13,760)	n/m

Core pretax (loss) income	44,061	68,284	(35.5)%	(50,173)	237,870	n/m
Adjusted income tax provision (1)	20,806	24,700	(15.8)%	59,440	92,534	(35.8)%

Core (loss) earnings	$23,255	$43,584	(46.6)%	$(109,613)	$145,336	n/m

Core (loss) earnings per share:
Basic	$0.21	$0.41		$(1.01)	$1.29
Diluted	$0.21	$0.40		$(1.01)	$1.28

Core shares outstanding:
Basic (2)	108,845,674	107,580,307		108,176,477	112,726,010
Diluted (3) (4)	109,864,304	110,689,672		108,176,477	115,840,121

(1)	Assumes an effective tax rate of 47.22% and (118.47%) for the three and twelve months ended September 30, 2006 and 36.17% and 38.90% for the three and twelve months ended September 30, 2005.
(2)	Shares are weighted for the time that they are outstanding as noted below. Core shares outstanding assumes that the following shares of common stock are outstanding—

For the entire period:

•	70,819,520 shares of common stock issued to FORE Holdings LLC for the benefit of our owners in connection with the transition to a corporate structure;

•	5,789,908 shares underlying the one-time, initial public offering restricted stock award less net forfeitures of 524,885 and 478,568 at September 30, 2006 and 2005, respectively, and 14,109,780 and 13,514,395 of treasury stock at September 30, 2006 and 2005, respectively.

Since the acquisition date, June 5, 2002:

•	9,417,526 shares issued in connection with the June 5, 2002, acquisition of the actuarial and benefits consulting business of Bacon & Woodrow.

Since the offering date, June 27, 2002:

•	11,150,000 shares of common stock issued in connection with the initial public offering weighted as of June 27, 2002;

•	1,672,500 shares of common stock issued in connection with the exercise of the over-allotment option for the initial public offering weighted as of July 9, 2002.

Since the Exult acquisition date, October 1, 2004:

•	22,092,086 shares of common stock issued in connection with the acquisition weighted as of October 1, 2004.

Throughout the periods presented:

•	58,209 and 32,061 shares of common stock, restricted stock and restricted stock units issued for Director compensation at September 30, 2006 and 2005, respectively.

•	1,314,310 and 526,300 shares of common stock issued to fulfill the exercise of stock options at September 30, 2006 and 2005, respectively.

(3)	In addition to the shares outstanding for core basic EPS, the dilutive effect of stock options and restricted stock and restricted stock units issued outside of the initial public offering restricted stock award was calculated using the Treasury Stock Method as outlined in SFAS No. 128, Earnings Per Share. For the three months ended September 30, 2006, 1,018,630 shares were included in the computation of core earnings per share. For the twelve months ended September 30, 2006, stock options, restricted stock and restricted stock units issued outside of the initial public offering restricted stock award were antidilutive and have not been included in the computation of diluted core earnings per share. For the three and twelve months ended September 30, 2005, 1,238,617 shares and 1,243,363 shares, respectively, were included in the computation of core earnings per share.
(4)	For the three- and twelve-month periods ended September 30, 2006, the dilutive effect of debt securities convertible into 1,870,748 shares was calculated using the If-Converted Method as outlined in SFAS No. 128, Earnings Per Share. For the three- and twelve-month periods ended September 30, 2006, the convertible debt securities were not dilutive and were not included in the computation of diluted core earnings per share. For the three-and twelve-month periods ended September 30, 2005, in addition to the shares outstanding for core basic EPS, the dilutive effect was 1,870,748 shares and the interest expense, net of taxes, was $597 and $2,387, respectively.

Hewitt Associates

HEWITT ASSOCIATES, INC.

BUSINESS SEGMENT RESULTS

(Unaudited)

(Dollars in thousands)

Business Segments	Three Months Ended September 30,			Twelve Months Ended September 30,
	2006	2005 (1)	% Change	2006	2005 (1)	% Change
Outsourcing
Segment revenues before reimbursements	$504,528	$517,184	(2.4)%	$1,983,212	$2,050,644	(3.3)%
Segment (loss) income	45,078	51,959	(13.2)%	(77,934)	177,004	n/m
Segment (loss) income as a percentage of segment revenues	8.9%	10.0%		(3.9)%	8.6%

Consulting
Segment revenues before reimbursements	$220,088	$208,925	5.3%	$842,616	$802,810	5.0%
Segment income	33,536	48,461	(30.8)%	162,297	196,388	(17.4)%
Segment income as a percentage of segment revenues	15.2%	23.2%		19.3%	24.5%

Total Company
Segment revenues before reimbursements	$724,616	$726,109	(0.2)%	$2,825,828	$2,853,454	(1.0)%
Intersegment revenues	(11,269)	(7,094)	58.9%	(37,106)	(21,947)	69.1%

Revenues before reimbursements (net revenues)	713,347	719,015	(0.8)%	2,788,722	2,831,507	(1.5)%
Reimbursements	14,258	14,952	(4.6)%	68,439	58,143	17.7%

Total revenues	$727,605	$733,967	(0.9)%	$2,857,161	$2,889,650	(1.1)%

Segment income	$78,614	$100,420	(21.7)%	$84,363	$373,392	(77.4)%

Charges not recorded at the segment level:
Initial public offering restricted stock awards	492	4,630	(89.4)%	9,397	17,355	(45.9)%
Unallocated shared services costs	35,691	28,106	27.0%	139,033	121,762	14.2%

Operating (loss) income	$42,431	$67,684	(37.3)%	$(64,067)	$234,275	n/m

(1)	Prior year results have been reclassified to conform with the current year presentation. See www.hewitt.com for additional information.

Hewitt Associates

HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except for share amounts)

	September 30, 2006	September 30, 2005
ASSETS

Current Assets
Cash and cash equivalents	$138,928	$157,928
Short-term investments	310,527	59,693
Client receivables and unbilled work in process, less allowances of $25,333 and $23,922 at September 30, 2006 and September 30, 2005, respectively	622,270	595,691
Prepaid expenses and other current assets	72,986	83,762
Funds held for clients	83,026	97,907
Deferred income taxes, net	17,096	5,902

Total current assets	1,244,833	1,000,883

Non-Current Assets
Deferred contract costs	289,654	253,505
Property and equipment, net	411,205	413,872
Other intangible assets, net	242,108	261,999
Goodwill	544,922	694,370
Other non-current assets, net	34,956	32,711

Total non-current assets	1,522,845	1,656,457

Total Assets	$2,767,678	$2,657,340

LIABILITIES

Current Liabilities
Accounts payable	$31,256	$57,412
Accrued expenses	194,736	165,632
Funds held for clients	83,026	97,907
Advanced billings to clients	176,563	156,257
Accrued compensation and benefits	263,143	171,486
Short-term debt	32,246	21,858
Current portion of long-term debt and capital lease obligations	34,742	30,066

Total current liabilities	815,712	700,618

Non-Current Liabilities
Deferred contract revenues	193,638	140,474
Debt and capital lease obligations, less current portion	254,852	287,149
Other non-current liabilities	148,794	156,859
Deferred income taxes, net	98,313	60,883

Total non-current liabilities	695,597	645,365

Total Liabilities	$1,511,309	$1,345,983

Commitments and Contingencies

Hewitt Associates

HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS (continued)

(Unaudited)

(Dollars in thousands, except for share amounts)

	September 30, 2006	September 30, 2005
STOCKHOLDERS’ EQUITY

Stockholders’ Equity
Class A common stock, par value $0.01 per share, 750,000,000 shares authorized, 124,932,189 and 72,970,960 shares issued, 110,822,409 and 59,456,565 shares outstanding as of September 30, 2006 and 2005, respectively	$1,249	$730
Class B common stock, par value $0.01 per share, 200,000,000 shares authorized, 45,181,849 shares issued and outstanding as of September 30, 2005	—	452
Class C common stock, par value $0.01 per share, 50,000,000 shares authorized, 3,540,461 shares issued and outstanding as of September 30, 2005	—	35
Restricted stock units, 98,967 units issued and outstanding as of September 30, 2005	—	2,035
Additional paid-in capital	1,368,189	1,315,119
Cost of common stock in treasury, 14,109,780 and 13,514,395 shares of Class A common stock as of September 30, 2006 and 2005, respectively	(401,365)	(388,638)
Retained earnings	213,224	329,162
Unearned compensation	—	(17,326)
Accumulated other comprehensive income, net	75,072	69,788

Total stockholders’ equity	1,256,369	1,311,357

Total Liabilities and Stockholders’ Equity	$2,767,678	$2,657,340

Hewitt Associates

HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Twelve Months Ended September 30,
	2006	2005
Cash flows from operating activities:
Net (loss) income	$(115,938)	$134,732
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	148,980	149,682
Amortization of premiums and discounts on financial instruments	1,339	1,625
Goodwill and asset impairment	255,879	9,615
Stock-based compensation	55,007	26,199
Deferred income taxes	(1,066)	75,260
Gain on contribution of business	(7,127)	—
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Client receivables and unbilled work in process	(14,634)	11,678
Prepaid expenses and other current assets	21,072	(1,834)
Deferred contract costs	(111,517)	(90,144)
Other assets	1,238	(7,349)
Accounts payable	(27,324)	14,545
Accrued compensation and benefits	89,864	(73,800)
Accrued expenses	21,485	3,441
Advanced billings to clients	18,361	43,817
Deferred contract revenues	52,681	22,265
Other long-term liabilities	(7,282)	18,520

Net cash provided by operating activities	381,018	338,252

Cash flows from investing activities:
Purchases of short-term investments	(356,365)	(224,742)
Proceeds from sales of short-term investments	105,678	462,951
Additions to property and equipment	(129,936)	(177,280)
Cash paid for acquisitions and transaction costs, net of cash acquired	(6,651)	(6,726)

Net cash (used in) provided by investing activities	(387,274)	54,203

Cash flows from financing activities:
Proceeds from the exercise of stock options	15,621	9,863
Short-term borrowings	140,154	129,048
Repayments of short-term borrowings, capital leases and long-term debt	(159,708)	(122,207)
Purchase of Class A common shares for treasury	(12,727)	(375,224)

Net cash used in financing activities	(16,660)	(358,520)

Effect of exchange rate changes on cash and cash equivalents	3,916	(688)

Net (decrease) increase in cash and cash equivalents	(19,000)	33,247

Cash and cash equivalents, beginning of period	157,928	124,681

Cash and cash equivalents, end of period	$138,928	$157,928

Hewitt Associates